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                                                                    EXHIBIT 99.4
                                                                    ------------

                                    FORM OF
                                    -------

                          CHANGE IN CONTROL AGREEMENT
                          ---------------------------


     THIS CHANGE IN CONTROL AGREEMENT (this "Agreement"), dated as of April 23, 1999, is made and entered by and between Stimsonite Corporation, a Delaware corporation (the "Company"), and ______________ (the "Executive").

                                  WITNESSETH:
                                  ----------

     WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

     WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

     WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control;

     WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

     WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

     NOW, THEREFORE, the Company and the Executive agree as follows:

     1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

     (a) "Base Pay" means the Executive's annual base salary rate as in effect from time to time.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Cause" means any of the following events which the Board of Directors has determined, in good faith, has occurred and which has not been remedied (to the fullest extent possible) by the Executive within ten (10) days after notice thereof by the Company: (i) Executive's continual or deliberate neglect of the performance of his material duties; (ii) Executive's failure to devote substantially all of his working time to the business of the Company and its subsidiaries; (iii)
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Executive's engaging willfully in misconduct in connection with the performance of any of his duties, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its subsidiaries;
(iv) Executive's willful breach of any confidentiality or nondisclosure agreements with the Company (including this Agreement) or Executive's violation, in any material respect, of any code or standard of behavior generally applicable to employees or executive employees of the Company; (v) Executive's active disloyalty to the Company, including, without limitation, willfully aiding a competitor or improperly disclosing confidential information; or (vi) Executive's engaging in conduct which may reasonably result in material injury to the reputation of the Company, including commission of a felony, embezzlement, bankruptcy, insolvency, or general assignment for the benefit of creditors.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

     (d) "Change in Control" means the occurrence during the Term of any of the following events:

          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this Section 1(d)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in Section 1(d)(ii), below), (B) any acquisition by the Company of Voting Stock of the Company, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (D) any acquisition of Voting Stock of the Company by Quad-C, Inc. or any of its affiliates or any of the limited partnerships managed by Quad-C, Inc. or (E) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 1(d)(iii), below; or

          (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose

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     initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of the Company, (B) no Person (other than the Company, such entity resulting from such Business Combination, any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination or Quad-C, Inc. or any of its affiliates or any of the limited partnerships managed by Quad-C, Inc.) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

     (e) "Competitive Activity" means the Executive's participation or engagement, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, investor or otherwise, in any business activities (a "Competitive Activity") if such activity constitutes the manufacturing, production, sale or provision of products or services that are similar to, or competitive with, products or services then being manufactured, produced, sold or provided by the Company or any of its subsidiaries or which the Company (at any time prior to the Termination Date) planned to manufacture, produce, sell or provide; provided, however, that the Executive may maintain and/or undertake purely passive investments on behalf of himself, his immediate family or any trust on behalf of himself or his immediate family in companies engaged in a Competitive Activity so long as the aggregate interest represented by such investments does not exceed 1% of any class of the outstanding publicly traded debt or equity securities of any company engaged in a Competitive Activity.

     (f) "Employee Benefits" means any life, disability, group health and dental benefit plans; provided, however, that Employee Benefits shall not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of the Executive in connection with amounts earned by the Executive.

     (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (h) "Executive Employment Agreement" means the Employment Agreement dated as of September 7, 1993 between the Company and the Executive.

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     (i) "Incentive Pay" means an annual incentive bonus payable in addition to
Base Pay in accordance with the Company's annual incentive compensation plan as in effect immediately prior to the Termination Date; provided, however, that Incentive Pay shall not include any amounts paid or payable under the Stimsonite Special Incentive Bonus Plan.

     (j) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of
(i) 18 months after the occurrence of the Change in Control or (ii) the Executive's death.

     (k) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

     (l) "Term" means the period commencing as of the date hereof and expiring as of the expiration of the Severance Period; subject to the last sentence of
Section 7, if (i) prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company or (ii) no Change of Control occurs prior to the first anniversary hereof, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(l), the Executive shall not be deemed to have ceased to be an employee of the Company by reason of the transfer of Executive's employment between the Company and any Subsidiary, or among any Subsidiaries.

     (m) "Termination Date" means the date on which the Executive's employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)).

     (n) "Voting Stock" means securities entitled to vote generally in the election of directors.

     2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative, including without limitation, the last sentence of Section 7 notwithstanding that the Term may have theretofore expired.

     3. Termination Following a Change in Control. (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Company or a Subsidiary during the Severance Period and the Executive shall be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

          (i) The Executive's death;

          (ii) If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

          (iii) Cause.

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If, during the Severance Period, the Executive's employment is terminated by the
Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4 hereof.

     (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to severance compensation as provided in Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

          (i) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive's Base Pay received from the Company, (C) the termination or denial of the Executive's right to participate in any incentive compensation plan generally available to other officers of the Company or (D) the termination or denial of the Executive's rights to Employee Benefits in the aggregate equivalent in type and scope to those generally available to other officers of the Company, any of which is not remedied by the Company within 30 calendar days after receipt by the Company of written notice from the Executive of such change, reduction, termination or denial, as the case may be;

          (ii) The Company relocates its principal executive offices (if such offices are the principal location of Executive's work), or requires the Executive to have his principal location of work changed, to any location that, in either case, is in excess of 30 miles from the location thereof immediately prior to the Change in Control; or

          (iii) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 30 calendar days after receipt by the Company of written notice from the Executive of such breach.

     (c) Termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to the Executive Employment Agreement to the extent, and solely to the extent, the rights under the Executive Employment Agreement are more beneficial to Executive than those provided pursuant to this Agreement without regard to any reduction in rights that would be effected pursuant to Section 12 of the Executive Employment Agreement; provided, however, that in no event shall Executive be entitled to any rights under the Executive Employment Agreement to the extent such equivalent rights are provided hereunder.

     4. Severance Compensation. (a) If, following the occurrence of a Change in Control, the Company terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates his employment pursuant to Section 3(b), the Company will pay to the Executive the amounts described in Annex A and will continue to provide to the Executive the benefits described in Annex A for the periods described therein; provided, however, that in the event that the Executive obtains other employment, whether full or part time, after the Termination Date, the Executive shall forthwith notify the Company and the Company's obligation to provide the Executive with the termination benefits

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described in Annex A shall cease effective as of the later of the commencement date of such other employment or the six-month anniversary of the Termination Date.

     (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal, plus 1%. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

     (c) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 5 and 6 and the last sentence of Section 7 will survive any termination or expiration of this Agreement or the termination of the Executive's employment following a Change in Control for any reason whatsoever.

     5.   Certain Additional Payments by the Company.

     (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company, any Person whose actions result in a Change of Control or any affiliate of the Company or such Person, to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock options, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties that are incurred by the Executive with respect to such tax or taxes (such tax or taxes, together with any such interest and penalties, are hereinafter referred collectively to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

     (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm as may be agreed to by the Company and the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon

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the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time for the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order to effectively to contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax including interest and penalties with respect thereto imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income

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     with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6. Competitive Activity; Confidentiality; Nonsolicitation. (a) During the Term and for a period ending one year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 4, the Executive shall not, without the prior written consent of the Company, engage in any Competitive Activity.

     (b) During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 6(b)) to the extent necessary for Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term "confidential or proprietary information" will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive's breach of this Section 6(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company's financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term "Company" will also include any Subsidiary (collectively, the "Restricted Group"). The foregoing obligations imposed by this Section 6(b) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

     (c) The Executive hereby covenants and agrees that during the Term and for one year thereafter Executive will not, without the prior written consent of the Company on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence,

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persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

     7. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 180 days prior to the date on which the Change in Control occurs, the Executive's employment with the Company is terminated by the Company, such termination of employment shall be deemed to be a termination of employment after a Change in Control for purposes of this Agreement if the Executive shall have reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose directly in connection with or in anticipation of a Change in Control.

     8. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

     9. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

     (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     10. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by

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electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     11. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     12. Arbitration; Governing Law. Any dispute between the parties under this Agreement shall be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Chicago, Illinois) and the arbitration shall be conducted in that location under the rules of said Association. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his or their determination and shall furnish to each party a signed copy of such determination. The expense of arbitration shall be borne equally by the Executive and the Company or as the arbitrator shall otherwise equitably determine.

     Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of the Executive's agreements contained in Section 6, but may pursue its remedies for such breach in a court of competent jurisdiction in Chicago, Illinois. Any arbitration or action pursuant to this Section 12 will be governed by and construed in accordance with the substantive laws of the State of Illinois, without giving effect to the principles of conflict of laws of such State.

     13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                       STIMSONITE CORPORATION


                                       _______________________________________

                                       By:____________________________________

                                       Title:_________________________________




                                       _______________________________________

                                    Annex A
                                    -------

Notwithstanding anything set forth below to the contrary, in the event the Executive obtains other employment, whether full or part time, after the Termination Date, the Company's obligations to provide the Executive with the termination benefits described herein shall cease effective as of the later of the commencement date of such other employment or the six-month anniversary of the Termination Date (the "Early Termination Date").

          (1) For the earlier of (i) the 18-month period following the Termination Date or (ii) the Early Termination Date (the "Continuation Period"), the Executive shall be paid periodically, in accordance with the Company's payroll practices, the sum of (A) Base Pay (at the rate in effect on the Termination Date) plus (B) Incentive Pay (in an amount equal to the Incentive Pay earned in the fiscal year immediately preceding the year in which the termination occurred).

          (2) For the Continuation Period, the Company will arrange to provide the Executive with Employee Benefits that, in the aggregate, are equivalent in the type and scope to those generally available to officers of the Company or its successors or assigns. If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits along with, in the case of any benefit described in this Paragraph 2 that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code (or any successor provision thereto) under the Company's medical, dental and other group health plans, or successor plans, the Executive's "qualifying event" shall be the termination of the Continuation Period and the Executive shall be considered to have remained actively employed on a full-time basis through that date.

          (3) Outplacement services by a firm selected by the Executive, at the expense of the Company in an amount not to exceed $10,000.00.

                                      A-1